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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Shareholders and Board of Directors
Sterling Bancorp:

     We consent to the incorporation by reference in the registration statements (Nos. 033-64710, 333-27473 and 333-63665) on Form S-8 of Sterling Bancorp of our report dated January 20, 2000, relating to the consolidated balance sheets of Sterling Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the consolidated statements of condition of Sterling National Bank as of December 31, 1999 and 1998, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Sterling Bancorp.


/s/ KPMG LLP

New York, New York
March 27, 2000